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    	 			  May 1, 1995




Mr. H. David Aycock
2675 Trotter Road
Florence, SC  29501

Dear David:

    Confirming our recent discussions, Bowater wishes to retain your consulting services with regard to the management transition that is taking place within the company. In particular, we believe your experience at Nucor will be of specific value as we carry out our 1995 objectives of divisionalization, downsizing and cost containment.

    We propose that you be compensated for these services at the rate of $5,000 per month, in exchange for which you will make yourself reasonably available, subject to adequate prior notice, for whatever time during the month may reasonably be required.

    We propose that this arrangement extend through the remainder of 1995, but that it be terminable during that time on 30 days' prior notice from either of us to the other.

    If this proposal is acceptable to you, I would appreciate your signing the enclosed copy in the space provided and returning it to me.

    	 			  Sincerely,


    	 			    /s/ Arnold Nemirow


   /s/ H. David Aycock
     H. David Aycock


         5/1/95
          Date